Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS to Acquire GlobalSpec, Inc.

ENGLEWOOD, Colo. (June 12, 2012) - IHS Inc. (NYSE: IHS), the leading global source of information and analytics, announced today that it has signed a definitive agreement to acquire GlobalSpec, Inc., the leading specialized vertical search, product information and digital media company serving the engineering, manufacturing and related scientific and technical market segments, from Warburg Pincus LLC. The $135 million acquisition is subject to customary closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Acquisitions continue to be a key element in the strategic development of the IHS business and a driver of the company's long-term growth. While the purchase price for GlobalSpec represents a strategic double-digit EBITDA multiple, it will enable a dramatic transformation of our product design portfolio representing approximately 15 percent of our revenue,” said IHS Chairman and Chief Executive Officer Jerre Stead. “GlobalSpec, combined with our global scale and industry expertise, will create an even greater destination for trusted product information and technical insight for GlobalSpec's global community of more than seven million engineers. We will market our solutions to a large segment of engineers around the world who currently do not use IHS services.”

Founded in 1996, GlobalSpec provides its registered users with a domain-specific search engine for more than 3,500 current product, service and technology vertical categories, a vibrant community of engineers helping other engineers solve important problems, and more than 70 product and industry e-newsletters that help engineers and related professionals perform their key job tasks with the highest levels of accuracy and productivity.

“The acquisition of GlobalSpec is a significant development that presents a unique opportunity for IHS to transform our existing engineering specifications and standards business to long-term double-digit growth,” added IHS President and Chief Operating Officer Scott Key. “We will leverage IHS global scale in sales and market presence to create large strategic synergies and revenues as we elevate our Product Design business to accretive growth rates and margins."

Due to the vibrant community of engineers and manufacturing knowledge workers that GlobalSpec has developed, it has become a key destination for engineers as well as suppliers of products and services that support a worldwide engineering audience. The company has a global user base of more than seven million registered users - a user community that grew by 500,000 new registrants during 2011. GlobalSpec is headquartered in East Greenbush, N.Y. and employs approximately 230 people.

Added Stead: “With the acquisition of GlobalSpec, IHS will transform engineering workflows and decision making with seamless integration of information, insight and productivity tools. This market-leading workflow solution set will provide unique value to customers and drive long-term, double-digit growth at accretive margins."

Additional information about this acquisition is available at http://investor.ihs.com. The acquisition will also be discussed on the previously announced IHS second quarter 2012 earnings conference call on June 18, 2012.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information, insight and analytics in critical areas that shape today's business landscape. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs approximately 5,900 people in more than 30 countries around the world.

About GlobalSpec, Inc. (www.globalspec.com)
GlobalSpec, Inc. is the leading provider of digital media solutions designed to connect industrial marketers with their target audience of engineering, technical, industrial, scientific and manufacturing sector professionals. GlobalSpec provides its registered users with a domain-expert search engine to search more than 50,000 supplier catalogs by specification, a broad range of proprietary and aggregated Web-based content, over 15 annual online events, and more than 70 e-newsletters - helping them search for and locate products and services, learn about suppliers and access comprehensive technical content. For suppliers, GlobalSpec helps generate awareness, demand and engagement opportunities among the professionals they are looking to reach - from inbox to desktop, through networks and via real-time engagement.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners.
© 2012 IHS Inc.  All rights reserved.